Exhibit 4.3

Contract No.: 23060500-2014 Qingying (Charging) 0014

Floating Mortgage Contract

Agricultural Development Bank of China

Chargor (full name): Daqing Borun Biotechnology Co. Ltd.

Business license No.: 230606100002956

Legal representative (major person in charge): Wang Jinmiao

Domicile (address): Jubao Village, Zusan Town, Datong District, Daqing City, Heilongjiang Province

Postal code: 163515

Bank of basic deposit account and account No.: Daqing Datong Sub-branch of Longjiang Bank Corporation, 020120218000105.

Contact telephone and fax: 0459- 6989708

Chargee (full name): Agricultural Development Bank of China, Daqing Branch, Business Department

Legal representative (major person in charge): Chu Yongjia

Domicile (address): No. 131, Jianshe Road, Daqing Hi-tech Industrial Development Zone, Heilongjiang Province

Postal code: 163316

Contact telephone and fax: 0459-6297122

To make sure that the obligations of Daqing Borun Biotechnology Co. Ltd. (hereinafter referred to as Debtor) under the Loan Contract (hereinafter referred to as Master Contract) between the Debtor and the Chargee as agreed in the Article 1 hereof would be properly fulfilled, and to ensure the Chargee’s creditor rights, the Chargor is willing to provide security to the Chargee. To specify the rights and obligations by either Party, pursuant to the Contract Law of the Peoples’ Republic of China (hereinafter referred to as PRC), PRC Security Law, PRC Property Law and other relevant laws and regulations, based on equity and free will as well as consensus, both Party hereby conclude and shall be bound by this Contract.

Article 1                                               Category and Amount of the Secured Master Debt

The Master Debt secured by this Contract shall be the debt arising from the agreed business under the Master Contract by and between the Debtor and the Chargee. The category of the business agreed under the Master Contract is the loan for leading industrialization enterprise’s corn purchase, in which the principal is Renminbi Two Hundred Millions (in words). The details of the debt are as follows:

Loan Contract No.	Principal	Life	Start date	Expiration date
23060500-2014 (Qingying) 0022	190,000,000.00	1 year	20141016	20150930
23060500-2014 (Qingying) 0023	10,000,000.00	1 year	20141016	20150930

Total	200,000,000.00

Where there is any discrepancy between the Master Contract and this Article in the terms of amount and life of the loan, the Master Contract shall prevail.

Article 2                                               Scope of Security

The scope of the security hereunder shall include: the principal of the master debt under the Master contract, interest, compound interest, default interest, liquidated damages, damages, creditor’s expenses for fulfilling its creditor rights and any other payable expenses, including without limitation the litigation fee, arbitration fee, property preservation fee, evaluation fee, auction fee, enforcement fee, transfer fee and agency fee, etc.

Article 3                                               Charged Property

3.1                     The Chargor is willing to use its own production equipment / raw materials / semi-finished product / finished product as Charged Property and establish on them a floating charge. The Charged Property includes existing production equipment / raw materials / semi-finished product / finished product and the same acquired in the future production and business activities.

3.1.1                  Production equipment shall mean various equipment used for the production of     /    , such as the machinery, equipment, production line, etc.

3.1.2                  Raw materials shall mean various raw materials and auxiliary materials used for production of alcohol product.

3.1.3                  Semi-finished product shall mean the manufactured product of    /    , the process of which is not yet fully completed.

3.1.4                  Finished product shall mean the manufactured product of      /   , the process of which is fully completed.

3.2                     The Chargor and Chargeee shall, when concluding the Floating Charge Contract, mutually sort out the Charged Property, and make a Category List of the Charged Property as an appendix hereof, which shall specify the property category, amount, status and value of the Charged Property at the point in time of the conclusion of the Floating Charge Contract, provided that the category, amount and status shall be subject to those at the time of fulfilment of the floating charge, and that the final value shall be the net income from the actual disposal of the Charged Property at the time of fulfilment of the floating charge.

Article 4                                               Effectiveness of Charge Right

The effect of the charge hereunder covers the accessory things, accessory rights, subrogation rights, apposition things, mixture, processed things and fruits, of the Charged Property, and the insurance premium, damages or compensation, etc., in case of the destruction, loss or expropriation.

Article 5                                               Charge Registration

5.1                     The charge registration shall be made for this Contract. The Chargor shall, within 15 days upon the execution of this contract, together with the Chargee, take the charge registration with local Administration for Industry and Commerce where the Chargor’s domicile is located.

5.2                     Where the charge registration items change and such change shall be registered pursuant to laws, the Chargor shall, within 15 days upon the execution of this contract, together with the Chargee, take the charge registration with local Administration for Industry and Commerce where the Chargor’s domicile is located.

5.3                     The expenses of charge registration and change registration shall be solely borne by the Chargor.

Article 6                                               Possession and Management of the Charged Property

6.1                     The originals of the encumbrances certificate and of the charge registration documents of the Charged Property, and other documents related to the Charged Property, after confirmed by both the Chargor and the Charge, shall be kept in custody of the Chargee. The Chargee shall duly take care of the rights certificates of the Charged Property, and shall bear the reissuance expenses where any of such rights certificates of the Charged Property is lost due to improper care.

6.2                     The Chargor shall take good care of the Charged Property, keep the Charged Property intact, and receive the supervision and inspection by the Chargee.

6.3                     The Chargor may, out of normal business need, sell, transfer or otherwise legally dispose the finished product / semi-finished product / raw materials / production equipment, provided that it shall notify the Chargee in writing 10 days in advance, and shall timely deposit the deposal income into the deposit account opened by the Chargor in the bank of the Chargee for the purpose of continuing secure the obligations under the Master Contract. The Chargee shall be entitled to recover the debt under the Master Contract and related expenses.

6.4                     The Chargor shall establish a pledge on the receivables arising from disposal of the finished product / semi-finished product / raw materials / production equipment with the Chargee; such receivable pledge contract shall be separately made.

6.5                     The sale or transfer of the finished product / semi-finished product / raw materials / production equipment with below market price or free of charge, shall be deemed as non-normal operation and sale, in which case the Chargee shall be entitled to a chasing right against the Charged Property.

6.6                     Where the total value of the floating Charged Property is below Renminbi 200 millions due to market prices of the production equipment /  finished product / semi-finished product / raw materials or due to other reasons, and there is no applicable disposal income cash, which prejudice the fulfilment of the Chargee’s charge rights, the Chargee shall be entitled to require that the Chargor timely provide legal and valid supplementary security which meets the requirements of the Chargee; where the Chargor fails to provide supplementary security as required, Article 8.1 hereunder shall be applied.

6.7                     Where the Charged Property is destroyed or lost, the Chargor shall promptly take effective measures to prevent enlarged loss and, at the same time, promptly notify the Chargee. The insurance premium and damages such obtained by the Chargor shall satisfy the debt under the Master Contract first, or shall be deposited into the account designated by the Chargee to continue to secure the debt under the Master Contract.

6.8                     Where the Charged Property hereof is expropriated due to public interest or emergency such as rescue and relief work, the Chargor shall early satisfy the debt under the Master Contract with the expropriation compensation or shall deposit the expropriation compensation into the account designated by the Chargee to continue to secure the debt under the Master Contract.

Article 7                                               Insurance for the Charged Property

7.1                     For the Charged Property for which the Chargee deems shall be insured, the Chargor shall, within 15 days upon conclusion hereof, underwrite a property insurance together with the Chargee at relevant insurer, with the insurance type and insured amount as required by the Chargee and with the Chargee as the beneficiary of first priority. The insurance term shall not be shorter than the debt performance term agreed in the Master Contract, and the insured amount shall not be less than the principal and interest of the debt under the Master Contract.

7.2                     The Chargor shall provide the original of the policy for the Charged Property to the Chargee for its custody. The policy shall include no term which would limit the rights and interests of the Chargee.

7.3                    Within the validity of this Contract, the Chargor shall not suspend or terminate the insurance. In case of suspension of the insurance, the Chargee shall be entitled to process the insurance formalities on the Chargor’s behalf and the expenses shall be borne by the Chargor.

7.4                     Within the validity of this Contract, where the Charged Property incur any insurance accident, the insurance premium shall first be used to satisfy Master Contract Debt, or shall be deposited into the account designated by the Chargee, or be used for recover the value of the Charged Property upon consent by the Chargee in order for continuing secure the Master Contract Debt.

Article 8                                               Fulfilment of the Charge

8.1                     In any of the following cases, the Chargee shall notify in writing the Chargor that the floating charge converts into a fixed charge. Upon receiving such written notice, the Chargor shall not, at its own discretion, transfer, sell or lease the production equipment / raw materials / semi-finished product / finished product. The Chargee shall be entitled to inventory, at its own discretion, all of the Chargor’s production equipment / raw materials / semi-finished product / finished product, and to consult with the Chargor to legally auction or sell the total property under the floating charge and get paid off in priority with the sale value or to take the Charged Property in compensation for the Master Contract Debt.

8.1.1                  where the Debtor fails to repay the principal and interest and other expenses at the time when the performance term of the Master Contract Debt is due, or when the Chargee claims for early repayment of the Master Contract Debt in accordance with the agreement under the Master Contract;

8.1.2                  the Chargor, in accordance with the agreement under the Master Contract or laws and regulations, terminates the Master Contract and has not be repaid;

8.1.3                  the market price of the Chargor’s product falls by 30% or above on a year-on-year basis;

8.1.4                  the Chargor experiences seriously deteriorated operation status and credit standing, waive due creditor rights, conceal or transfer property for the purpose of welshing on the debt, transfer for free the Charged Property under floating charge or dispose the same against the arm’s length principle in the course of business and operation, or has other action which seriously prejudice the value of the Charged Property and the fulfilment of the debt;

8.1.5                  the Chargor is out of business, apply or is applied bankruptcy, under dissolution, under business suspension for rectification or is revoked, or its business license is revoked, etc.;

8.1.6                  any of the legal representative, major shareholder, senior management incurs serious diseases, death, missing, declared death or missing, administrative or criminal penalty, material civil legal dispute, or serious financial deterioration;

8.1.7                  the Chargor fails to use the loan as agreed hereunder in case the Chargor is the Debtor;

8.1.8                  violation of Article 6.3;

8.1.9                  violation of Article 6.4;

8.1.10           violation of Article 9.3;

8.1.11           violation of Article 9.4;

8.1.12           violation of Article 9.5, prejudicing the fulfilment of the charge rights of the Chargee;

8.1.13           any other events which might prejudice the fulfilment of the charge rights of the Chargee.

8.2                     The disposal income of the Charged Property hereunder in excess of the principal and interest of the debt and of all relevant expenses, shall be vested with the Chargor.

8.3                     The Chargor shall cooperate and make no hindrance where the Chargee inventory and dispose the Charged Property.

Article 9                                               Representation and Undertaking by the Chargor

9.1                     The Chargor have knowledge of and agree to all the terms of the Master Contract, and voluntarily provide security for the Debtor; all the Chargor’s will hereunder is genuine.

9.2                     The Chargor is the entire, valid and legal owner or authorized operator of the Charged Property hereunder; the Charged Property is involved in no dispute with regard to ownership or management right; the Charged Property is no joint property and even it is joint property, the written consent by other joint owner(s) has been procured with regard to the floating charge. The Charge Property can be encumbered with security with no limitations, no seal-up, detention, custody, lease, tax in default, engineering price in default or other events which might prejudice the fulfilment of the charge rights of the Chargee. The Chargor has made full and reasonable explanation to the Chargee regarding the defect of the Chargee.

9.3                     After execution hereof, the Chargor, without the Chargee’s consent, shall not establish, for a third party other than the Chargee, other security upon the Chargor’s existing production equipment / raw materials / semi-finished product / finished product and the same acquired in the future production and business activities.

9.4                     The Chargor shall monthly provide the Chargee with accounting details list of relevant production equipment / raw materials / semi-finished product / finished product in order to timely and precisely reflect the property change status, and shall cooperate with the Chargee’s inventorying and inspection work from time to time.

9.5                     Where any of the events has occurred to the Chargor, it shall notify the Chargee in writing:

9.5.1                  Business mechanism change, including but not limited to adopting contracting, lease, joint operation, merge, split, shareholding reform, or joint venture with foreign enterprises, business scope or registered capital change or share transfer, in which case the Chargor shall notify the Chargee 30 days in advance.

9.5.2                  Involved in material economic dispute, ownership disputes about or preservation measures against the Charged Property, out of business, apply or is applied bankruptcy, under dissolution, under business suspension for rectification or is revoked, or its business license is revoked, or its address, phone or legal representative change, etc., in which case the Chargor shall notify the Chargee within 5 days upon the occurrence of the events.

9.6                     Within the validity of this Contract, where any of the events listed in Article 9.5 or other events occurred to the Chargor, the Chargor shall continue to undertake the security liability hereunder.

9.7                     Within the validity of this Contract, where the Chargee legally transfer the master creditor’s right, the Chargor shall continue to undertake the security liability within the original security scope.

9.8                     Where the Chargor fails to satisfy the debt, the Chargee shall be entitled to require the Chargor to undertake the security liability within its security scope, regardless of wheher the Chargee has other security for the Master Contract Debt.

9.9                     Where the charge is infringed or might be infringed by any other third party, the Chargor shall promptly notify and assist the Chargee against any infringement.

9.10              Except for term extension, amount increase of the master debt, loan interest increase or currency change, the Chargee can modify the Master Contract in agreement with the Debtor without the Chargor’s consent, in which case the Chargor shall continue to undertake the security liability within the security scope agreed hereunder.

9.11              The expenses under this Contract shall be borne by the Chargor, including but not limited to the expenses for attorney services, appraisal, notarization, evaluation, registration, transfer registration, storage and litigation fees, etc., unless otherwise provided under relevant laws and regulations.

Article 10                                        Liabilities for Breach

10.1              After this Contract takes effect, the Chargor and Chargee shall perform the obligations hereunder; either Party that fails to perform or properly perform the obligations hereunder shall undertake applicable liabilities and indemnify the other Party for all the loss caused.

10.2              Where the Chargor makes misrepresentations under the Article 9 of this Contract, or fails to fulfil the undertaking under Article 6.3, 6.4 and Article 9, or dispose of the Charged Property without the Chargee’s written consent, or refuses or delays to process the insurance or charge registration for the Charged Property in violation of this Contract, or has other action which is in violation of this Contract, prejudices the fulfilment of the charge rights of the Chargee, and causes economic loss for the Chargee, the Chargor shall bear all the liabilities of compensation.

10.3              Where this Contract is rendered void due to other causes than the Chargee’s mistake, the Chargor shall, within the security scope agreed hereunder, indemnify the Chargee against all loss. The Chargee shall be entitled to dispose the Charged Property, and get repayment in priority within the economic loss scope.

Article 11                                        Effectiveness, Modification and Termination

11.1              This Contract shall be effective upon being signed by both the Chargor and Chargee and affixed with company chop. The floating charge right shall be established upon registration with the Administration for Industry and Commerce where the Chargor’s domicile is located.

11.2              The invalidity or unenforceability of any term or condition shall not prejudice the validity and enforceability of any other terms or the entire contract.

11.3              After this Contract takes effect, either the Chargor or the Chargee shall not modify or terminate this Contract unless otherwise agreed in this Contract; modification or termination of this Contract, if any, shall be notified in writing to the other Party and be subject to mutual consultation and written agreement.

Article 12                                        Dispute Resolution

12.1              Any dispute arising from the performance of this Contract can be resolved through mutual consultation by both the Chargor and the Chargee; where the consultation fails, the following clause 12.1.1 shall be adopted to resolve the dispute:

12.1.1           File a lawsuit with the court where the Chargee is located.

12.1.2           File an application with the       /        Arbitration Commission (in   /   ) for the arbitration in accordance with the arbitration rules of such arbitration commission at the time of application.

12.2              Within the litigation or arbitration, the terms not involved in the dispute shall continue to be performed.

Article 13                                        Other Matters Mutually Agreed

13.1                 /                .

13.2                 /                .

13.3                 /                .

Article 14                                        Miscellaneous

14.1              Unless otherwise agreed herein, any documents, notification and legal instruments shall be made in writing, delivered by special messenger, postage prepaid registered mail (with receipt), express mail service or via fax to the address first above written herein. Where the foregoing correspondence address of either Party changes and such Party fails to timely notify the other Party which results delivery failure of the documents, notification or legal instruments,etc., the changing Party shall bear the loss such incurred.

14.2              The Annex of this Contract shall be an integral part of this Contract and have the same effect with the main body of this Contract.

14.3              This Contract is made in duplicate with same legal effect; each of the Chargor and Chargee shall keep one.

Article 15                                        SPECIAL REMINDING

THE CHARGEE HAS REMINDED THE CHARGOR OF FULL AND PRECISE UNDERSTANDING ABOUT THE MEANING AND LEGAL CONSEQUENCES OF ALL THE TERMS OF THIS CONTRACT, AND MAKE EXPLANATIONS FOR RELEVANT TERMS AS REQUIRED BY THE CHARGOR. BOTH PARTIES HAVE NO DISAGREEMENT ON THE UNDERSTANDING OF EACH TERM OF THIS CONTRACT.

Chargor (company chop)	Chargee(company chop)

Legal representative (major person in charge)	Legal representative (major person in charge)

Or authorized agent:	Or authorized agent:

December 1st, 2014	December 1st, 2014